EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Seelos Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-250810, 333-234812, and 333-217036) on Form S-1, registration statement (Nos. 333-169132, 333-251356, 333-229491, 333-229490, 333-223353, 333-221285, 333-220624, 333-200799, 333-198066, 333-191679, 333-182703, 333-178832, 333-178592, 333-165958, 333-152591, 333-148060, 333-140110, 333-132611, 333-125565, 333-122114, 333-117717, 333-111894, 333-107137, 333-105509, 333-96813, 333-46976, and 333-91957) on Form S-3 and registration statement (Nos. 333-238562, 333-233305, 333-229846, 333-218368, 333-215419, 333-210040, 333-204748, 333-191680, 333-182704, 333-152284, 333-138598, 333-174392, 333-167365, and 333-93435) on Form S-8 of Seelos Therapeutics, Inc. of our report dated March 11, 2021, with respect to the consolidated balance sheets of Seelos Therapeutics, Inc. as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Seelos Therapeutics, Inc.

Our report dated March 11, 2021 contains an explanatory paragraph that states that Seelos Therapeutics, Inc. has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
March 11, 2021